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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE
---------------------

Contact: Gary R. Long, President and Chief Executive Officer, or John J. Millerick, Senior Vice President and Chief Financial Officer
              CalComp Technology, Inc.
              (714) 821-2000

              Roger S. Pondel/Michael Pollock
              Pondel Parsons & Wilkinson
              (310) 207-9300

               CALCOMP RENEGOTIATES REVOLVING CREDIT AGREEMENT;
               ANNOUNCES ADDITIONAL FOURTH QUARTER RESTRUCTURING

     Anaheim, California -- December 20, 1996 -- CalComp Technology, Inc. (CalComp) (Nasdaq:CLCP), announced today that it has reached an agreement with Lockheed Martin Corporation, CalComp's majority shareholder, to amend its existing revolving credit agreement.

     Under the terms of the amendment, Lockheed Martin has agreed to increase CalComp's existing credit line from $33 million to $73 million. The amended agreement places certain additional restrictions on CalComp and provides that the agreement will be secured. CalComp also announced it will record an additional restructuring charge of $14 million in the fourth quarter.

     John J. Millerick, senior vice president and chief financial officer, said, "It is our intention to use this additional funding to meet working capital, investment and restructuring requirements."

     The additional charge of $14 million will bring the total, one-time restructuring charge recognized in the fourth quarter to $21 million, or $.46 per share. The company revised its estimate of anticipated restructuring costs to provide for a write-down of its headquarters facility to its estimated fair value and to account for severance costs associated with the elimination of an additional 50 positions worldwide. The company announced in November 1996 its intention to eliminate certain facilities and reduce its workforce by 235 positions worldwide. Commenting further, Millerick said, "The company's intention is to eliminate redundant costs wherever possible. We are committed to do whatever is required to meet our stated goal of achieving sustainable, profitable growth."

     CalComp Technology, Inc. is a leading supplier of computer graphics peripheral products, including large format LED, direct and dry imaging, vector and ink jet plotters and printers, sign cutters, digitizers and large format scanners. The company's products are marketed throughout the world to CAD/CAM and graphic arts customers. CalComp Technology, Inc. provides full service product support and technical assistance, sells supplies and provides after-warranty service.

     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such statements as a result of various factors, including those discussed in the company's Form 10-K on file with the SEC.

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